Exhibit 99.1

Amphastar Announces Expansion of Amphastar Nanjing Pharmaceuticals Inc.

RANCHO CUCAMONGA, CA – July 9, 2018 – Amphastar Pharmaceuticals, Inc. (NASDAQ: AMPH) announced business expansion plans for its subsidiary, Amphastar Nanjing Pharmaceuticals Inc. (“ANP”). To date, ANP has provided Active Pharmaceutical Ingredients (“APIs”) and starting materials specifically to Amphastar. After the expansion is completed, ANP intends to begin selling APIs both to Amphastar and externally around the world to expand its overall markets. More importantly, ANP is expanding to manufacture finished pharmaceutical products for distribution in China and in other markets globally.

To help fund this expansion, ANP completed a private placement of its equity, raising approximately $57 million. Multiple private equity investors from Mainland China, Taiwan, and the United States participated in the private placement. Amphastar has retained approximately 58% of the equity interest of ANP immediately after the private placement.

Amphastar's CEO, Dr. Jack Zhang, stated: "We believe that the expansion of ANP is the most effective way for us to leverage our existing assets on a global scale. We expect ANP to begin selling products externally to expand its markets in 2019.  The raise of this money by ANP will also allow Amphastar to deploy more of its existing cash towards expanding its research and development for its pipeline."

Company Information

Amphastar is a specialty pharmaceutical company that focuses primarily on developing, manufacturing, marketing, and selling technically-challenging generic and proprietary injectable and inhalation products. Additionally, the Company sells insulin API products. Most of the Company’s finished products are used in hospital or urgent care clinical settings and are primarily contracted and distributed through group purchasing organizations and drug wholesalers.

Amphastar Nanjing Pharmaceuticals currently has four APIs and starting materials approved by the US Food and Drug Administration (“FDA”), nine Drug Master Files (“DMFs”) on file with the US FDA and is developing nine additional DMFs.

More information is available at the Company’s website at www.amphastar.com.

Forward Looking Statements

All statements in this press release that are not historical are forward-looking statements, including, among other things, statements relating to the Company’s expectations regarding regulatory approvals and sales and marketing APIs, starting materials and finished products by ANP, research and development plans of the Company and other matters related to its current products, pipeline of product candidates and other future events related to Amphastar and ANP. These statements are not historical facts but rather are based on Amphastar’s current expectations, estimates, and projections regarding Amphastar’s business, operations, and other similar or related factors. Words such as “may,” “will,” “could,” “would,” “should,” “anticipate,”

“predict,” “potential,” “continue,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” and other similar or related expressions are used to identify these forward-looking statements, although not all forward-looking statements contain these words. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties, and assumptions that are difficult or impossible to predict and, in some cases, beyond Amphastar’s control. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described in Amphastar’s filings with the Securities and Exchange Commission. Amphastar undertakes no obligation to revise or update information in this press release to reflect events or circumstances in the future, even if new information becomes available.

Contact Information:

Amphastar Pharmaceuticals, Inc.

Bill Peters

Chief Financial Officer

(909) 980-9484